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                                                            EXHIBIT 10.15


EMPLOYMENT AGREEMENT

The Undersigned:

     1. The private limited liability company BRINK B.V., established and having an office at Industrieweg 5, Staphorst and represented legally in this matter by company director W. Rengelink who shall be referred to hereinafter as; "the Company";

AND

     2. G. de Graaf, born on September 27, 1963 and resident in Spakennburg and who shall be referred to hereinafter as: "Employee":

WHEREAS:

            - The shareholders in the Company have, in accordance with a written decision taken by shareholders on 30 October 1996, appointed the Employee as Managing Director under the Articles of Association;

            - The parties wish to record the employment agreement entered into between the Employee and the Company in writing;

AGREEMENT HAVING BEEN REACHED AS FOLLOWS:

Article 1: Commencing date, duration and termination

      1. The Employee will be employed with effect from November 1, 1996 for an indefinite period of time. The Employment can be terminated by either party provided that 3 months notice is given. Notice can only be given in writing.

      2. Employment will in any case terminate without any notice of termination being required on the last day of the month in which the Employee becomes 65 years of age.

      3. If the company terminates the employment of the Employee either with a view to or within the framework of a merger or take-over, or for other reasons, and this terminations is for the Employee not voluntary, then the Company is obliged to pay the Employee compensation which will be calculated as follows: (50% + years in service x 20%) x (annual salary + holiday allowance + bonus) with a maximum of 1 x (annual salary + holiday allowance + bonus).

      4. The Company will transfer its rights and obligations resulting from this agreement to the company which will, within the framework of the reorganisation of the Company proposed by shareholder, continue to carry on the business of the Company and its subsidiaries. The Employee already agrees now with the transfer of rights and obligations and is prepared to accept dismissal as Managing Director under the


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           Articles of Association of the Company and to be appointed as
           Managing Director under the Articles of Association of the new company. Article 1.3 will not apply to this termination of employment.

Article 2: Function

      1. The Company will employ the Employee as Managing Director under the Articles of Association.

      2. The Employee is obliged to perform his duties to the best of his ability in the expected of a conscientious Director; the Employee will do everything in his power to promote expansion of the Company.

      3. The Employee has all the rights and obligations which are granted to or imposed on, as the case may be, the Director by the Articles of Association of the Company.

      4. The Employee will not, without prior written permission from the Company to do so, carry out any other work during the lifetime of the employment agreement for which he is paid or establish a company which completes with the Company, conduct business, conduct business with others or, either directly or indirectly, have an interest in such a company any way whatsoever or be employed in any way whatsoever by such a company either for payment or for no consideration.

      5. The Employee is prepared if asked by the Company to do so to work for a company associated with the Company.

Article 3: Salary

      1. The Employee will be paid a salary of NLG 170.000, -- gross per year including 8% holiday allowance. The salary will be paid out minus the 8% holiday allowance in 13 equal instalments in arrears.

      2. The holiday allowance will be paid in arrears in the month of May in the current year. If the Employee has only been employed for part of the calendar year then the holiday allowance will be paid proportionately.

      3. In addition to the fixed salary the employee is granted a non-fixed salary, which starting January 1, 1997 will be based upon realisation of the goals as included in the Company's budget. This non-fixed salary will amount to NLG 30.000 (gross) per year if full achievement of the goals as included in the Company's budget has been realised.

      4. The payment of the non-fixed salary as mentioned in the previous paragraph will be made as soon as possible after approval of the statutory accounts by the general


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           meeting of shareholders. For 1996, this non-fixed salary will amount to NLG 7.500 (gross) which will be paid in the second quarter of 1997.

Article 3: Salary

      1. The Employee will be paid NLG 500, -- each month as compensation for the expenses incurred by him in connection with carrying out his duties.

     2. The Employee will be reimbursed each month for the expenses incurred by him in the interests of the Company. The Employee must, as far as possible, pay the expenses meant by means of a Credit Card made available by the Company.

     3. The expenses referred to in section 2 will only be paid on the basis of a declaration approved by the Company.

     4. The Company will compensate the Employee for the subscription charges and telephone charges incurred by the Employee for the telephone connection t his home but with the exception of that part which cannot be paid without being taxed by the fiscal authorities.

     5. The employee will be reimbursed for the moving expenses incurred by him due to this appointment. The expenses will be paid on the basis of a declaration. The reimbursement is in no case more than 12% of the fixed gross salary per year. The reimbursement is related to the actual incurred expenses for as long as the Employee has not been compensation for these expenses by any other sources.

Article 5: Car

     1. The Company will make a leased car (with a maximum catalogue value of NLG 85.000,--incl. Sales Tax) available to the Employee for carrying out his duties.

     2. The conditions laid down in the Company's car-scheme will apply to use of the leased car. The Employee has been given a copy of that car-scheme.

Article 6: Pension

     1. The Company will take out pension insurance and industrial disability insurance c over for the Employee. The cost of that insurance will be paid by the Company and the Employee jointly. The Employee will pay 40% of the cost. The Employee empowers the company to deduct his contribution in equal, successive installments from each payment of salary. The Company will arrange for payment of the total premium to the insurance company.

     2. The above is based on the assumption that the fixed final salary of the Employee is insured at 65 years of age. The insurance provides a widow's, orphans and old age pension. That part of the premium paid by Employee is tax-deductible.

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Article 7: Holidays

     3. The Employee is entitled to 25 days holiday per year.

Article 8: Illness and Industrial Disability

     1. The Employee is obliged if he is ill or if he cannot carry out his duties for other reasons to notify the Company of that fact on the first day that he is unable to work.

     2. The Company will continue to pay the gross salary agreed together with the emoluments in full for a maximum period of 52 weeks if the Employee is unable to work because of illness.

     3. If the illness or industrial disability should last longer than one year then the Industrial Disability Act will come into effect. An extra Industrial Disability Act will also be made for the employee. The combined benefits paid in the case of illness or industrial disability will amount after the first year to a maximum of 70% of the last salary earned. The premium for the extra Industrial Disability Act arrangement will be paid by the Company. That specified in this Article is subject to acceptance by the insurance company concerned.

Article 9: Health Insurance

     1. The Company will pay, in accordance with the regulations contained in the guide, the Employee a contribution to the premium owed by him for health insurance.

Article 10: Secrecy

     1. The Employee is forbidden, both during the period when he is employed by the Company as well as after that employment has terminated, to make known in any form whatsoever either directly or indirectly information, which the Employee understands or should understand within reason that the information is not intended to be made known to third parties and which he has about the business conducted by the Company or a company associated with the Company or connected therewith or about any special circumstances, to third parties (which also includes employees employed by the Company or companies associated with
it). The Employee will note, unless he has been given permission to do so, keep in his possession or show to third parties or take outside the company any texts, copies, drawings, models and other matters in the widest sense of the word.

     2. The Employee must, if he infringes that specified in section 1, pay the company a fine which is payable on demand and which amounts to NLG
50.000 for every infringement and notwithstanding other claims made by the company and including the right of the Company to claim full compensation.

Article 11: Non competition clause


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     1. The employee is forbidden, unless he has prior written permission from the Company to do so, for a period of 2 years after his employment with the Company has terminated, to compete in any way whatsoever either directly or indirectly with the Company or a company associated with the Company by establishing a company which competes with the Company or to conduct business or to jointly conduct business which competes with the Company or to have any interest in such a company or to be employed in any way whatsoever by such company either for payment or for consideration.

     2. The employee is forbidden, unless he has prior written permission from the Company to do so, for a period of 2 years after his employment with the Company has terminated to encourage employees of the Company or a company associated with it to terminate their employment contract for the purpose of competing in any way whatsoever with the Company or a company associated with it.

     3. The employee must, if he fails to comply with any one of the stipulations referred to above, pay the Company a fine which is payable on demand and which amounts to NLG 50.000 for every infringement as well as NLG
1.000 for each day that he fails to comply and including the right of the Company to claim full compensation.

     4. The period of time referred to in sections 1 and 2 will be extended by the duration of each infringement of one of the stipulations referred to above.

Article 12: Intellectual and industrial property rights

     1. The Employee agrees to transfer herewith to the Company and transfers as far as possible - for as far as the rights referred to below do not go to the company according to law and which arise from the employment connection existing between the parties - all rights of any kind whatsoever both in The Netherlands as well as elsewhere pertaining to and resulting from inventions made by the Employee while carrying out his duties.

     2. The Employee acknowledges that the salary earned by him contains reasonable compensation for the lack of intellectual and industrial property rights.

Article 13: Regulations

     1. The Employee declares that he has received a copy of the Company Regulations.

Article 14: Relevant legislation

This agreement is subject of the laws of The Netherlands.

Agreed and drawn up in duplicate in Staphorst on 1 November 1996.

Brink B.V.

W. Rengelink                                                      G. de Graaf

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